EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-179216, 333-177007, 333-386214 and 333-156737) and Form S-8 (File Nos. 333-98609, 333-112970 and 333-166826) of our report dated February 29, 2016, on our audits of the consolidated financial statements of Horizon Bancorp as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, which report is included in the annual report on Form 10-K of Horizon Bancorp. We also consent to the incorporation by reference of our report dated February 29, 2016, on our audit of the internal control over financial reporting of Horizon Bancorp as of December 31, 2015, which report is included in this Annual Report on Form 10-K.

Indianapolis, Indiana

February 29, 2016

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